RETIREMENT FROM EMPLOYMENT AND RELEASE

THIS RETIREMENT FROM EMPLOYMENT AND RELEASE (this "Release") is entered into as of July 10, 2008, by and between SUN COMMUNITIES, INC., a Maryland corporation (the "Company"), and BRIAN W. FANNON (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of February 23, 2005, but effective as of January 1, 2005, as amended by that certain First Amendment to Employment Agreement, dated as of December 30, 2007 and that certain Second Amendment to Employment Agreement, dated as of March 17, 2008 (the “Employment Agreement”).

WHEREAS, the Company and Executive have agreed to the Executive’s amicable retirement from employment with the Company pursuant to the terms and conditions set forth in this Release.

NOW, THEREFORE, in consideration of the mutual promises contained in this Release, the parties agree as follows:

1.          Termination of Employment. Effective July 31, 2008, the Executive’s employment with the Company and/or any of its subsidiaries, including any service as a director or officer of such entities, is terminated in its entirety.

2.          Amicable Separation. The Executive and the Company hereby acknowledge and agree that this Release represents a voluntary, negotiated, amicable settlement regarding Employee’s retirement from the Company.

3.          Modification of Employment Agreement. The Executive and the Company hereby agree to the application of Section 8(a)(ii) of the Employment Agreement, as such provision is hereby amended and restated in its entirety to now state: “that subject to the Executive’s execution of a general release of claims in a form satisfactory to the Company, the Company shall pay the Executive an amount equal to one-twelfth (1/12) of the Base Salary (at the rate that would otherwise have been payable under this Agreement) on the first day of each month following termination for nine (9) months, with the first payment beginning on August 1, 2008 and the last payment ending on April 1, 2009, if the Executive fully complies with paragraph 12 of this Agreement (the "Severance Payment").” The remainder of the Employment Agreement shall remain in full force and effect, consistent with its terms.

4.          Stock Awards Vest. The Executive and the Company hereby agree to the application of Section 11 of the Employment Agreement, and thereby all stock options and other stock based compensation awarded to the Executive that are outstanding as of the date of this Release shall become fully vested and immediately exercisable effective upon the date of this Release, subject to the restrictions of Section 9.02 of the Company’s 1993 Stock Option Plan.

5.          Covenant Not to Compete and Confidentiality. The Executive and the Company hereby agree that notwithstanding Section 12(a)(i) of the Employment Agreement, the Non-competition Period (as defined in the Employment Agreement) shall be reduced to a period ending April 30, 2009.

6.          Cooperation in Future Matters. The Executive and the Company hereby affirm that the Executive desires to cooperate with the Company pursuant to the terms of Section 15 of the Employment Agreement.

7.	Miscellaneous.

(a)         The provisions of this Release are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(b)         Neither the Company nor the Executive may make any assignment of this Release or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Release without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into another corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Release shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(c)         The failure of either party to enforce any provision or protections of this Release shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Release. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

(d)        This Release supersedes all agreements, understandings, representations, warranties, negotiations and discussions between the parties with respect to the subject matter hereof, provided however, that the Employment Agreement shall remain in full force and effect, consistent with its terms, as modified by this Release. No modification, termination or waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(e)         This Release shall be governed by and construed according to the laws of the State of Michigan.

(f)         Captions and paragraph headings used herein are for convenience and are not a part of this Release and shall not be used in construing it.

(g)        This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)        Each party shall pay his or its own fees and expenses, including, without limitation, legal fees, incurred in connection with the transactions contemplated by this Release, including, without limitation, any fees incurred in connection with any arbitration arising out of the transactions contemplated by this Release.

(i)         The parties to this Release acknowledge and affirm that the execution by the parties of this Release is not intended in any way to affect the terms of the Indemnification Agreement, dated May 29, 1997, by and between the Executive and the Company (the “Indemnification Agreement”), which such Indemnification Agreement remains in full force and effect in accordance with its terms. No amendment, modification, termination or cancellation of the Indemnification Agreement shall be effective unless made in writing, signed by both parties hereto, pursuant to Paragraph 9(c) of the Indemnification Agreement.

8.	Full Release.

(a)         The Executive fully and completely releases and forever discharges the Company and its Affiliates (defined below, and together with such other party, the “Released Parties”) from, and covenants not to sue any of the Released Parties in connection with, any and all debts, claims, demands, causes of action, controversies, promises, agreements or obligations of any kind, type or description, whether known or unknown, which (a) the Executive has had, now has or may have in the future against any of the Released Parties by virtue of any act, transaction or occurrence which concerns or relates, in any way, to the Executive’s employment with the Company or any other relationship between the Executive and the Released Parties, and (b) are based on events, acts or transactions which occurred on or before the date of this Release. The term “Affiliate” means its affiliates, and its and its affiliates’ officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns.

(b)        The Executive acknowledges that this Section 8 covers, without limitation, any and all debts, claims, demands, causes of action, controversies, promises, agreements or obligations of any kind, type or description, whether known or unknown, which the Company and its Affiliates may owe or have to the Executive, or which the Executive may have against the Company and its Affiliates, and which are based on, arise (either directly or indirectly) out of or are in any way related to or connected or associated with any of the following:

(i)

any claim of failure to hire, breach of contract, wrongful discharge, discharge in violation of public policy, constructive discharge, breach of employment policy, or failure to pay compensation or benefits of any kind;

(ii)

any claim of discrimination (age, sex, sexual preference, disability, handicap, religion, marital status, race, national origin, or other form of discrimination), harassment on the basis of race, gender, disability or otherwise, hostile work environment, assault, battery, interference with business, economic and contractual relations or expectancy, violation of public policy, negligence, gross negligence, conspiracy, misrepresentation, libel, slander, intentional infliction of emotional distress, or invasion of privacy;

(iii)	any claim of retaliation or retaliatory discharge, including but not limited to under the Whistleblower’s Protection Act;

(iv)

to the extent permitted by applicable law, any claim of violation of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

(v)

any claim of violation of any other federal or state statutes or common law, or of any other law, statute, ordinance or contract, including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Michigan Persons with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Elliott-Larsen Civil Rights Act, and the Bullard-Plawecki Right-to-Know Act; and

(vi)	any claim for attorneys fees, penalties, or costs related to any of the foregoing.

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                IN WITNESS WHEREOF, the parties have executed this Retirement from Employment and Release on the date first written above.

COMPANY:

SUN COMMUNITIES, INC.,
a Maryland corporation

By:______________________________________

Gary A. Shiffman, Chief Executive Officer

EXECUTIVE:

__________________________________________
BRIAN W. FANNON

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